Research Update:

BRF Upgraded To 'BBB' From 'BBB-'
On Strong Cash Flow Generation And
Low Debt, Outlook Stable

Primary Credit Analyst:
Flavia M Bedran, Sao Paulo (55) 11- 3039-9758; flavia.bedran@standardandpoors.com

Secondary Contacts:
Marcus Fernandes, Sao Paulo (55) 11-3039-9734; marcus.fernandes@standardandpoors.com
Luisa Vilhena, Sao Paulo (55) 11-3039-9727; luisa.vilhena@standardandpoors.com

Table Of Contents
Overview
Rating Action
Rationale
Outlook
Ratings Score Snapshot
Related Criteria And Research
Ratings List

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Research Update:

BRF Upgraded To 'BBB' From 'BBB-' On Strong Cash Flow Generation And Low Debt, Outlook Stable

Overview

•  Brazil-based food producer BRF has generated strong free cash flow and maintained solid cash position.

•  We are raising our global scale corporate credit and issue-level ratings on the company to 'BBB' from 'BBB-' and affirming our 'brAAA' national scale ratings.

•  The stable outlook reflects our expectation that BRF will maintain a conservative financial policy, continue improving operating efficiency, while maintaining debt to EBITDA below 2x and sufficient liquidity cushion to pass a harsh stress scenario to keep its rating above the sovereign foreign currency of Brazil.

Rating Action

On May 19, 2015, Standard & Poor's Ratings Services raised the global scale corporate and issue-level ratings on BRF S.A. to 'BBB' from 'BBB-'. We also affirmed our 'brAAA' national scale ratings on the company. The outlook on the corporate credit ratings is stable.

Rationale

The upgrade reflects the strengthening of BRF's financial risk profile thanks to robust operating cash flow generation. This stems from a larger weight of value-added products in the revenue mix, strong performance of core businesses, and increased brand awareness internationally. These factors--along with the sale of two beef plants, the recent divestment of the lower-margin dairy division, low grain prices, and lower administrative expenses--have bolstered EBITDA margins, which we expect to remain above 16% on a consistent basis. BRF's ratings are now one notch above the foreign currency rating of Brazil, thanks to its robust liquidity profile and huge export market, which would allow BRF to withstand a sovereign distress.

BRF's gradually increasing presence in international markets—such as the construction of a processing plant in the Middle East and formation of joint ventures in Asia--should increase its brand recognition in higher value-added processed products. This will, in our view, increase the company's ability to adjust prices according to raw material price swings and inflationary pressures and should generate fairly predictable cash flow. We estimate the company's processed branded sales accounting for 60% of total sales and a larger share of EBITDA in 2015.

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Research Update: BRF Upgraded To 'BBB' From 'BBB-' On Strong Cash Flow Generation And Low Debt,
Outlook Stable

We expect BRF to continue posting strong cash flow generation and very conservative credit metrics, with debt to EBITDA of less than 2x and funds from operations (FFO) to debt above 60%. These metrics support our assessment of a "modest" financial risk profile and 'BBB' ratings, and could eventually result in a further upgrade. The combination of BRF's "satisfactory" business risk and "modest" financial risk profiles points to an anchor of 'bbb+'. However, we lower it by one notch, according to our comparable rating analysis, because we believe BRF still needs to demonstrate commitment on maintaining countercyclical financial policies, especially in its appetite for acquisitions and in shareholders' remuneration strategy. Moreover, the company's exposure to emerging and more unstable economies and to exchange rate volatility is higher than for 'BBB+' rated issuers.

The main assumptions supporting our forecast are the following:

•  Brazil's GDP to contract by 1.0% in 2015 and grow by 2.0% in 2016;

•  The average exchange rate of about R$3.10/$1.00 in 2015 and R$3.20/$1.00 in 2016;

•  A 10% nominal growth in revenue in 2015 and 9% in 2016, due mainly to higher realization prices measured in reals (as a result of inflation for domestic sales and depreciation for exports);

•  Declining to stable grain prices in 2015 and increasing somewhat starting in 2016, according to the future curves of Chicago exchange;

•  Working capital outflows of about R$100 million in 2015, given somewhat better working capital management but offset by the sale of the dairy division, and more than R$400 million starting in 2016, in line with the company's revenue growth;

•  Capital expenditures (capex) of R$1.8 billion in 2015 and increasing marginally afterwards.

•  Dividend payouts of 35% of the net income in the next few years;

•  Proceeds of $697 million from the sale of the dairy segment, which the company will receive in June 2015;

•  Share repurchases of about R$2 billion in 2015, R$850 million of which the company already did in first quarter 2015;

•  No acquisitions, but small transactions should occur without changing our forecasts for metrics; and

•  BRF to continue to refinance its short-term maturities—mainly consisting of trade finance loans, rural loans, and some financing from the Brazilian Development Bank—to maintain current gross debt levels.

According to our estimates, EBITDA margins should be about 17%, debt to EBITDA of about 1x, and FFO to debt above 100% in the next three years.

We apply a severe stress scenario to rate BRF above the foreign sovereign rating of Brazil, consisting of the following factors:

•  A GDP decline of 8% in the hypothetical year of stress (2016);

• Doubling of inflation to about 13% in 2016 and 2017;

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Research Update: BRF Upgraded To 'BBB' From 'BBB-' On Strong Cash Flow Generation And Low Debt,
Outlook Stable

•  The peak level of grain prices in the recent history, which is 50% higher than current prices;

•  No prices increase in the domestic market, but exports benefiting from the weaker Real, which depreciates by 50%, however, the dollar-denominated debt amount doubles;

•  A haircut of about 40% in cash position, which could be frozen at banks; and

•  Full availability of the committed, undrawn, and dollar-denominated credit facility, which is benefiting from the weaker currency; and

•  Capex at maintenance levels.

This scenario results in the company's EBITDA decline of 36% in 2016. However, its cash sources would comfortably exceed uses. We consider BRF's staple consumer business to be "moderately sensitive" to the country risk, which would allow the company's credit rating to be up to four notches above the sovereign foreign currency of Brazil. Also, we use the scenario case featuring an economic stress with currency devaluation, as observed in Brazil's past crisis.

Liquidity

We revised our liquidity assessment on BRF to "strong" from "adequate." The company has an exceptional financial flexibility due to its sound cash position, strong operating cash flows, a $1 billion (more than R$3 billion) undrawn revolving credit facility, and long-term debt profile. Sources of cash should exceed uses by more than 1.5x in the next 12-18 months, even if EBITDA declines by more than 30% from our base case. Also, the company has good access to banks and international debt markets. BRF is not subject to financial covenants.

Main liquidity sources:

•  Cash position of R$6.5 billion as of March 31, 2015;

•  FFO of R$5.0 billion in 2015 and R$5.5 billion in 2016;

•  Undrawn bank lines of $1 billion, or more than R$3 billion (available for the next three years); and

•  Sale of the dairy segment for $697 million, or about R$2 billion.

Main liquidity uses:

•  Short-term debt of R$2.4 billion as of March 31, 2015, partly consisting of short-term rural loans;•

•  Working capital outflows of R$100 million in 2015 and R$400 million in 2016;

•  Capex of R$1.8 billion in 2015 and increasing at inflation rate afterwards;

•  Cash payments for the formation of joint-ventures in Indonesia, Singapore, and Europe totaling R$250 million in 2015;

•  Dividend payouts of 35% of its net income; and

•  Share repurchases of about R$2 billion in 2015.

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Research Update: BRF Upgraded To 'BBB' From 'BBB-' On Strong Cash Flow Generation And Low Debt,
Outlook Stable

Outlook

The stable outlook reflects our expectation that BRF will generate sound free operating cash flow and maintain low debt levels with a smooth debt amortization schedule, while it expands its businesses. These factors should maintain BRF's "strong" liquidity and help insulate it from a potential slump in its main domestic market, Brazil. We don't foresee meaningful acquisitions, but we believe the company can make use of its growing free operating cash flow to make tuck-in transaction abroad and increase its presence in the international markets mainly in the distribution side.

Downside scenario

A downgrade is possible following a more aggressive growth or shareholders' remuneration strategy, increasing debt to EBITDA above 3.5x. A weaker financial risk profile and liquidity position would also impair BRF's ability to maintain its rating higher than the sovereigns'.

Higher grain prices, inflationary pressures in its main market, Brazil, and weaker consumption patterns could also reduce EBITDA margins to below 13%, which could pressure liquidity and debt levels. A more radical approach towards shareholder remuneration could also result in a downgrade.

Upside scenario

An upside is unlikely in the next 12 months because we expect to test cash flow resiliency and debt appetite for a longer track record, and during a potential scenario of somewhat higher grain prices. Also, we expect to see a strong commitment to countercyclical financial policies before considering an upgrade. Rating upside is probable if the company's debt to EBITDA remains well below 2x for a prolonged period.

Ratings Score Snapshot

Business risk: Satisfactory

•  Country risk: Moderately high

•  Industry risk: Low risk

•  Competitive position: Satisfactory

Financial risk: Modest

•  Cash flow/Leverage: Modest

Anchor: bbb+

Modifiers

•  Diversification/Portfolio effect: Neutral (no impact)

•  Capital structure: Neutral (no impact)

• Liquidity: Strong (no impact)

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Research Update: BRF Upgraded To 'BBB' From 'BBB-' On Strong Cash Flow Generation And Low Debt,
Outlook Stable

•  Financial policy: Neutral (no impact)

•  Management and governance: Satisfactory (no impact)

•  Comparable rating analysis: Negative (-1 notch)

Related Criteria And Research

Related Criteria

•  Key Credit Factors For The Branded Nondurables Industry, May 7, 2015

•  Key Credit Factors For The Agribusiness And Commodity Foods Industry, Jan. 29, 2015

•  Methodology And Assumptions: Liquidity Descriptors For Global Corporate Issuers, Dec. 16, 2014

•  Criteria: Standard & Poor's National And Regional Scale Mapping Tables, Sept. 30, 2014

•  Criteria: National And Regional Scale Credit Ratings, Sept. 22, 2014

•  Corporate Methodology, Nov. 19, 2013

•  Corporate Methodology: Ratios and Adjustments, Nov. 19, 2013

•  Group Rating Methodology, Nov. 19, 2013

• Country Risk Assessment Methodology And Assumptions, Nov. 19, 2013

•  Methodology: Industry Risk, Nov. 19, 2013

•  Methodology: Management And Governance Credit Factors For Corporate Entities And Insurers, Nov. 13, 2012

•  Ratings Above the Sovereign – Corporate and Government Ratings: Methodology and Assumptions, Nov. 19, 2013

•  2008 Corporate Criteria: Rating Each Issue, April, 15, 2008

Ratings List

Upgraded; Outlook Action
	To	From
BRF S.A.
Corporate Credit Rating	BBB/Stable/--	BBB-/Positive/--
Senior Unsecured	BBB	BBB-

BFF International LTD
Senior Unsecured	BBB	BBB-

Sadia Overseas Ltd.
Senior Unsecured	BBB	BBB-

Ratings Affirmed

BRF S.A.
Corporate Credit Rating
Brazil National Scale	brAAA/Stable/--

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Research Update: BRF Upgraded To 'BBB' From 'BBB-' On Strong Cash Flow Generation And Low Debt,
Outlook Stable

Complete ratings information is available to subscribers of RatingsDirect at www.globalcreditportal.com and at www.spcapitaliq.com. All ratings affected by this rating action can be found on Standard & Poor's public Web site at www.standardandpoors.com. Use the Ratings search box located in the left column.

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